                                                                   EXHIBIT 10.45

                                                                  EXECUTION COPY

                              CONSULTING AGREEMENT

            THIS CONSULTING AGREEMENT, is entered into and effective as of April 9, 2004 (the "Effective Date"), by and between VALOR TELECOMMUNICATIONS, LLC, a Delaware limited liability company (the "Company"), and KENNETH R. COLE (the "Consultant").

                              W I T N E S S E T H:

            WHEREAS, the Consultant has been employed by the Company since January 18, 2000 initially as its President and Chief Operating Officer and most recently as its Chief Executive Officer pursuant to an Employment Agreement dated January 18, 2000 (as amended by an Amendment One to Employment Agreement dated January 17, 2002, the "Existing Employment Agreement") and the Company and the Consultant desire to terminate the Existing Employment Agreement and Consultant's employment with the Company and its subsidiaries;

            WHEREAS, Consultant possesses special knowledge, abilities and experience regarding the business of the Company;

            WHEREAS, the Company desires to obtain the services of Consultant to consult with and perform services as an independent contractor for the Company with respect to its businesses and Consultant desires to provide services to the Company upon the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

            1. Engagement.

            (a) The Company hereby engages Consultant as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and Consultant hereby accepts such engagement, for a period commencing on the Effective Date and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

            (b) The Consultant affirms and represents that as of the commencement of his engagement by the Company on the Effective Date, he will be under no obligation to any former employer (other than the Company) or other party which is in any way inconsistent with, or which imposes any restriction upon, the Consultant's acceptance of the engagement hereunder with the Company, the engagement of the Consultant by the Company, or the Consultant's undertakings under this Agreement.

            2. Term of Engagement.

            (a) Unless earlier terminated as provided in this Agreement, the term of the Consultant's engagement under this Agreement shall be for a period beginning on the Effective Date and ending on March 31, 2007.

            (b) The period from the Effective Date until March 31, 2007, or in the event that the Consultant's engagement hereunder is earlier terminated as provided herein or renewed or extended as provided in Section 2(c), such shorter or longer period, is hereinafter called the "Engagement Term".

            (c) Upon expiration, the Engagement Term shall not be subject to automatic renewal or extension and may be extended or renewed only by written agreement of the parties.

            3. Title; Duties.

            (a) During the Engagement Term, the Consultant shall serve on the Board of Directors of the Company (the "Board of Directors") as its Vice-Chairman. During the time the Consultant serves on the Board of Directors, the Consultant shall be entitled to receive such director's fees and reimbursement of expenses that are payable from time to time to non-executive members of the Board of Directors in accordance with the Company's policies as are adopted by the Board of Directors from time to time. In addition, during the Engagement Term, the Company may, but shall not be required to, appoint Consultant to serve on the board of directors or other equivalent governing body of any of its subsidiaries. The Consultant's Company supplied business card may refer to Consultant as the Company's "Vice-Chairman and Founder."

            (b) During the Engagement Term, Consultant shall render such consulting services to the Company in connection with the Company's business, management and financial matters as the Board of Directors or Chief Executive Officer of the Company may request from time to time, which services shall include, but shall not be limited to, advising and assisting the Board of Directors and management of the Company and its affiliates on development of corporate strategy, the identification and implementation of potential mergers, acquisitions and other strategic transactions, regulatory matters and business development efforts (including, but not limited to, serving as the Company's emissary at national and regional trade or industry gatherings). Consultant is an independent contractor and shall not have any authority to bind or act on behalf of the Company.

            (c) It is contemplated by the Company and the Consultant that the Consultant will devote at least 25% of his professional time, efforts and attention to the duties set forth in this Section 3. Consultant may engage in any or all other professional activities so long as such professional activities, individually or in the aggregate, do not (i) impair in any material respect the Consultant's ability to perform his duties under this Agreement or
(ii) violate the provisions of Section 9 of this Agreement.

            4. Consulting Fees.

            (a) As compensation for the performance by the Consultant of the services to be performed by the Consultant hereunder during the Engagement Term and subject to compliance by Consultant of his obligations under Sections 6, 9, 10 and 11 hereof, the Company shall pay the Consultant a fee at the annual rate of Three Hundred Thousand Dollars ($300,000) (said amount being hereinafter referred to as the "Consulting Fees"). The Consulting Fees payable hereunder shall be paid in quarterly installments in advance at the beginning of each quarter.

            (b) The Company shall not be responsible for withholding income or other taxes from the payments made to the Consultant hereunder and will not withhold any such amounts, unless required by applicable law. The Consultant shall file all tax returns and reports required to be filed by him on the basis that the Consultant is an independent contractor, rather than an employee, as defined in Treasury Regulation Section 31.3121(d)-1(c)(2), and Consultant shall indemnify the Company for the amount of any employment taxes paid by the Company as the result of the Consultant not withholding employment taxes from the payments made hereunder.

            (c) The Company shall withhold from the payments to the Consultant hereunder such amounts that represent the Consultant's contributions for obtaining the benefits set forth in Section 5 below.

            5. Other Benefits.

            (a) General. During the Engagement Term, the Consultant shall:

            (i) be eligible to participate, along with his dependents, in any medical and health plans and other employee welfare benefit plans, including prescription drug programs and flexible spending accounts, that may be provided by the Company for its senior executive employees and their dependents in accordance with the provisions of any such plans, as the same may be in effect from time to time;

            (ii) be provided with an office of appropriate size and location within the Company's headquarters that is acceptable to the Company's Chief Executive Officer and the Consultant. In addition, the Consultant's current secretary (or another secretary if Consultant's current secretary is no longer employed with the Company) shall devote 25% of her time, efforts and attention to assisting the Consultant; and

            (iii) be entitled to reimbursement for all reasonable and necessary out-of pocket general office, communication, travel, entertainment and other business expenses incurred by the Consultant in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect; provided, that travel, general office and communication expenses shall not exceed $50,000 per year (the "Reimbursement Cap") unless incurrence of expenses in excess of the Reimbursement Cap is authorized by the Company's Chief Executive Officer or the Board of Directors. Costs associated with the Consultant's office space, secretarial support, parking at the Company's headquarters or benefits shall not be applied against the Reimbursement Cap.

During the Engagement Term, the Company will obtain for the benefit of the Consultant (i) term life insurance coverage providing $2,100,000 in death benefits to beneficiaries designated by the Consultant and (ii) long-term disability insurance coverage providing the Consultant with long-term disability benefits equal to $180,000 payable on and after the 181st day of the Consultant's qualifying disability, provided, however, that (x) annual premiums for the insurance coverage described in (i) and (ii) above cannot exceed $25,000 and (y) the foregoing assumes the insurability of the Consultant. In the event that the annual premiums for the insurance coverage described in (i) and (ii) above would exceed $25,000, then either (A) the coverage will be reduced to the extent necessary to keep the annual premiums under $25,000 or (B) the Consultant shall pay the amount of such excess.

            6. Confidential Information. The Consultant hereby covenants, agrees and acknowledges as follows:

            (a) The Consultant has in the past (including during his employment with the Company pursuant to the Existing Employment Agreement) and in the future will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information, pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this Section 6(a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Consultant), (y) that the Consultant receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (z) that was in the possession of the Consultant prior to disclosure by the Companies.

            (b) The Consultant shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Consultant's duties under this Agreement. The Consultant may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company of any third party's request for such information, which notice shall include the Consultant's intent to disclose any Confidential Information with respect to such request.

            (c) The Consultant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to seek injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Consultant; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

            (d) The Consultant agrees that upon expiration or termination of his engagement with the Company for any reason, the Consultant shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

            (e) The obligations of the Consultant under this Section 6 shall, except as otherwise provided herein, survive the termination of the Engagement Term and the expiration or termination of this Agreement.

            (f) Without limiting the generality of Section 15 hereof, the Consultant hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Consultant's heirs, successors and legal representatives.

            7. Termination.

            (a) The Consultant's engagement hereunder shall be terminated upon the occurrence of any of the following:

            (i) death of the Consultant;

            (ii) the Consultant's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

            (iii) the Company giving written notice, at any time, to the Consultant that the Consultant's engagement is being terminated for "cause" (as defined below);

            (iv) expiration of the Engagement Term;

            (v) the Company giving written notice, at any time (including, without limitation, following a change of control of the Company or a sale of substantially all of the assets of the Company), to the Consultant that the Consultant's engagement is being terminated, other than pursuant to clause (i), (ii), (iii) or (iv) above; or

            (vi) the Consultant terminates his engagement hereunder for any reason whatsoever (whether by reason of retirement, resignation or otherwise).

            The following actions, failures and events by or affecting the Consultant shall constitute "cause" for termination within the meaning of clause
(iii) above: (A) gross negligence by the Consultant in the performance of, or willful disregard by the Consultant of, his obligations under this Agreement that results in material damage to the business of one or more of the Companies,
(B) willful failure by the Consultant to obey the reasonable and lawful orders and policies of the Board of Directors that are consistent with the provisions of this Agreement (in the case of clause (A) and this clause (B), which gross negligence, willful disregard or willful failure (and the consequences thereof) continue unremedied for a period of fifteen (15) days after written notice thereof to the Consultant) or (C) conviction of a crime (or entry of a plea of no contest with respect thereto) that results in material damage to the business of one or more of the Companies.

            (b) In the event that the Consultant's engagement is terminated during the Engagement Term by the Company pursuant to clause (v) of Section 7(a) above, the Company shall, subject to (A) Section 7(d) and (B) execution by Consultant of a release agreement in substantially the form attached hereto as Exhibit A, and in partial consideration of Consultant's continuing obligations hereunder after such termination, (i) pay to the Consultant, as severance pay or liquidated damages or both, the balance of any Consulting Fees that would have been payable from the date of such termination until March 31, 2007 (such period the "Severance Period") but for such termination, subject to withholding (if required by law) and appropriate deductions and (ii) shall continue to provide the Consultant with life and long-term disability insurance, subject to the limits on coverage and cost specified in the last paragraph of Section 5, for a period from the date of such termination until the earliest to occur of (A) the date which is twelve (12) months after such termination, (B) March 31, 2007 and
(C) the date upon which the Consultant commences participation in another insurance plan.

            (c) Upon expiration of the Engagement Term or termination thereof for any reason, the Consultant, subject to Section 7(d), shall be entitled to coverage (for himself and his dependents) under the Company's health insurance plans and other employee welfare benefit plans, including prescription drug programs and flexible spending accounts, after such expiration or termination at the same cost and other terms as offered by the Company to other senior executives still employed by the Company for the remainder of the life of Consultant with such non-substantive variations that are necessary to reflect Consultant's then status as a person who is not employed or engaged by the Company;

            (d) If the Consultant violates any of Sections 6, 9, 10 or 11 hereof, the Company shall no longer have any obligations to the Consultant and may cease making all payments due and owing under Section 7(a) above and cease providing coverage under its health insurance plans to the Consultant as required by Section 7(c) above.

            (e) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth or described in Sections 7(b) and 7(d) above, the Company (and its Subsidiaries and affiliates) shall not be obligated to make any payments to the Consultant or on his behalf of whatever kind or nature by reason of the Consultant's cessation of engagement (including, without limitation, by reason of termination of the Consultant's engagement by the Company for "cause" or any other reason, or expiration or non-renewal of the Engagement Term), other than such amounts, if any, of his Consulting Fees as shall have accrued and remained unpaid as of the date of said cessation.

            (f) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

            8. Non-Assignability.

            (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Consultant from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. This Agreement may not be assigned by the Company except with the Consultant's prior written consent, provided, however, that the Company may assign this Agreement to a direct or indirect parent of the Company ("Newco") or an affiliate of Newco upon consummation of an initial public offering of any class of Newco's securities without the consent of the Consultant.

            (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

            9. Non-Compete. During the Engagement Term and, following the expiration or termination of the Engagement Term for any reason (whether by the Company or the Consultant), during the Restriction Period (as defined below), the Consultant, in consideration of compensation to be paid to the Consultant hereunder, will not directly or indirectly (as a director, officer, executive Consultant, manager, consultant, independent contractor, advisor or other-wise) engage in (i) any activity with any private equity firm, investment bank or any other entity relating to the evaluation, acquisition, or operation of any local "telecommunications" business anywhere in the United States or (ii) competition with, or own any interest in, manage, assist, control, perform any services for, participate in or be connected with any business or organization which engages in operating any local "telecommunications" business anywhere in the markets that are served by any of the Companies at the time of determination. It is understood that Consultant may provide management consulting services, including, but not limited to, consultation on telephone operations, network issues and regulatory matters, directly to rural local exchange carriers (as opposed to the types of persons described in clause (i) of the preceding sentence), either during the Engagement Term, or following its termination or expiration, so long as such rural local exchange carriers do not compete directly with any of the Companies in the markets that are served by any of the Companies at the time of determination.

            Nothing in this Section 9 shall be deemed to prohibit the Consultant's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of not more than one percent (1%) of any other business, so long as Consultant has no active participation in such company, or any of the current activities permitted by the last sentence of Section 3(c).

            10. Non-Solicitation. During the Engagement Term and, following the expiration or termination of the Engagement Term for any reason (whether by the Company or the Consultant), during the Restriction Period, in consideration of compensation to be paid to the

Consultant hereunder, will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

            11. Non-Interference. During the Engagement Term and, following the expiration or termination of the Engagement Term for any reason (whether by the Company or the Consultant), during the Restricted Period, the Consultant, in consideration of compensation to be paid to the Consultant hereunder, will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by him would have an adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies (including, without limitation, make any negative or disparaging statement or communication regarding any of the Companies either publicly or to any such person or entity).

            12. Restriction Period. The restrictions set forth in Sections 9, 10 and 11 shall initially apply (A) in case of expiration or termination of the Engagement Term for any reason (whether by the Company or the Consultant) other than by the Company pursuant to clause (v) of Section 7(a) hereof, for a period of twelve (12) months subsequent to such expiration or termination of the Engagement Term and (B) in case of termination of the Engagement Term by the Company pursuant to clause (v) of Section 7(a) hereof, for a period that is the longer of the Severance Period or a period of twelve (12) months subsequent to such termination of the Engagement Term. The period applicable pursuant to the preceding sentence may be extended at the Company's option prior to the expiration thereof by an additional twelve (12) month period by providing notice thereof to the Consultant. During such extended restriction period, subject to continued compliance by the Consultant with Sections 6, 9, 10, and 11 hereof and in consideration of the Consultant's continuing obligations, the Company shall pay the Consultant an amount equal to the Consulting Fees for such twelve (12) month period in quarterly installments at the beginning of each quarter and provide the Consultant with life and long-term disability insurance, subject to the limits on coverage and costs specified in the last paragraph of Section 5, for such twelve (12) month period. The relevant restriction period pursuant to the first sentence of this Section 12 or the second sentence of this Section 12 is referred to herein as the "Restriction Period".

            13. Certain Representations of the Consultant. In connection with the provisions of Sections 9, 10, 11, and 12 the Consultant represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Consultant further agrees that the limitations set forth in Sections 9, 10, 11 and 12 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Consultant in Sections 9, 10, 11, and 12 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

            14. Injunctive Relief. The Consultant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 9, 10, 11, or 12 hereof would be inadequate and, therefore agrees that the Company and any of its subsidiaries or affiliates shall be entitled to seek injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

            15. Binding Effect. Without limiting or diminishing the effect of
Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

            16. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail; return-receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Consultant at his home address most recent]y filed with the Company, or to such other address of addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

            17. Law -Governing; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

            18. Severability. The Consultant agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Sections 6, 9, 10, 11 or 12 hereof is void or constitutes an unreasonable restriction against the Consultant, the provisions of such Sections 6, 9, 10, 11 or 12 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Sections 6, 9, 10, 11, or 12 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by any reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any of the covenant or provision.

            19. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof s hall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

            20. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. The parties acknowledge that the Existing Employment Agreement has terminated, and all rights, obligations and liabilities of the Company, its subsidiaries and their respective predecessors, on the one band, and the Consultant, on the other hand, under the existing Employment Agreement shall be extinguished and the Existing Employment Agreement shall be null and void. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

            21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Company and the Consultant have duly executed and delivered this Agreement as of the day and year first above written.

                                            /s/ Kenneth R. Cole
                                          --------------------------------------
                                          KENNETH R. COLE
                                          ("Consultant")


                                          VALOR TELECOMMUNICATIONS, LLC




                                          By: /s/ Anthony J. deNicola
                                              ----------------------------------
                                          Name: Anthony J. deNicola
                                          Title: DIRECTOR AND AUTHORIZED
                                                 SIGNATORY

                                                                       EXHIBIT A

                                RELEASE AGREEMENT

            In consideration of receipt of severance payments and benefits as set forth in Section 7 of the Consulting Agreement, dated as of March 31, 2004, between Valor Telecommunications, LLC (the "Company") and Kenneth R. Cole (the "Consulting Agreement"), I, Kenneth R. Cole, hereby release and discharge the Company and each of its subsidiaries and each of their respective employees, officers, directors equityholders, and agents (collectively, the "Company") from, and waive any and all claims, demands, damages, causes of action or suits (collectively, "Claims") of any kind or nature whatsoever that I may have had or may now have against any of them (including, without limitation, any Claims arising out of or related to my engagement as a consultant with the Company or the termination thereof), whether arising under contract, tort, statute or otherwise, and whether I know of the claim or not, including, without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay for Equal Work Act, and any other applicable federal, state or local statutes, rules, codes, or ordinances. This release does not cover my rights to the severance payments and benefits provided in Section 7 of the Consulting Agreement subject to any restrictions set forth therein.

            I have not, and shall not hereafter, institute any lawsuit of any kind whatsoever, or file any complaint or charge, against the Company or any of its former or present employees, officers, directors, equityholders, agents, subsidiaries, or affiliates, and any of their successors or assigns, under any federal, state or local statute, rule, regulation or principle of common law growing cut of events released hereunder. I shall not seek engagement or reengagement with the Company as a consultant or seek employment or reemployment with the Company. I acknowledge that I have had at least 21 days to review and consider this release agreement before accepting it. have been advised to consult with an attorney before signing this release agreement.

                                         ----------------------------
                                         Kenneth R. Cole

                                         Dated:
                                                ---------------------

Acknowledged and Agreed as of

-------, ------:

VALOR TELECOMMUNICATIONS, LLC

By:
    -------------------------
   Name:
   Title:


                                      A-1